Exhibit 99.1

February 17, 2005

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC FILES 510(K) APPLICATION WITH FDA FOR ITS NEW
SURE-SCREEN® DEVICE

ST. PAUL, February 17, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today that it has filed a 510(k) application with the U.S. Food and Drug Administration (FDA) for clearance to market its Sure-Screen® drugs-of-abuse point-of-collection test (POCT) device.

Sure-Screen® is a POCT device intended to provide significantly lower detection levels for eight commonly abused drugs. Current tests provide detection levels that have been established by the Substance Abuse and Mental Health and Services Administration (SAMHSA), a Federal agency that regulates workplace drug testing required under Federal law. Those detection levels have generally been adopted by both laboratories and device makers for all drug screening. The SAMHSA established detection levels are generally intended to deter drug abuse and minimize litigation related to employment drug screening, but not necessarily to detect all usage.

The Company believes there is a demand for lower detection levels in certain markets. Specific markets to which Sure-Screen® will be targeted are probation, parole, rehabilitation, hospital emergency departments and corporate clients interested in lower detection levels for pre-employment testing. In all of these markets there is value added in reducing the detection level for abused drugs, and therefore increasing the number of those detected abusing drugs.

Clinical data supports that Sure-Screen® will provide lower detection levels on eight drugs (marijuana, opiates, cocaine, amphetamines, methadone, benzodiazepines, methamphetamines, and MDMA-Ecstasy) by an average of approximately 50% each.

MEDTOX Scientific, Inc.
February 17, 2005

The Company is currently unaware of any existing FDA cleared POCT devices with this broad panel and low detection levels. MEDTOX Scientifics’ unique structure in owning an ISO certified POCT device manufacturer and a federally certified drug screening laboratory creates additional competitive advantages in two ways. First, Sure-Screen® is a preliminary on-site screen that may require further laboratory confirmation. MEDTOX’s laboratory can provide that confirmation in a seamless manner. Second, there are a limited number of laboratories that are either willing or capable of confirming the low drug levels that will be detected by Sure-Screen®.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.